 Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders
Stock Yards Bancorp, Inc.:

We consent to the incorporation by reference in registration statements Nos. 333-128809 and 333-96742 on Form S-8 and No. 333-96744 on Form S-3 of Stock Yards Bancorp, Inc. of our report dated March 13, 2018, with respect to the consolidated statements of income, comprehensive income, changes in stockholders’ equity, and cash flows of Stock Yards Bancorp, Inc. and subsidiary (the Company) as of December 31, 2017, and the related notes, which report appears in the December 31, 2019 annual report on Form 10-K of Stock Yards Bancorp, Inc.

/s/ KPMG LLP

Louisville, Kentucky

February 28, 2020